Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck, Inc. on Form S-1 (333-201168), S-3 (No. 333-214193) and Form S-8 (Nos. 333-211298, 333-204308, 333-151097 and 333-143448) of our report dated March 22, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed March 22, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 22, 2018